May 15, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:      The Swiss Helvetia Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel for The Swiss Helvetia Fund, Inc., a Delaware corporation (the “Fund”), in connection with the registration by the Fund of up to an aggregate of 8,149,552 shares of its common stock, par value $0.001 per share (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), to be issued to the Fund’s stockholders upon the exercise of the rights (the “Rights”) to be distributed in accordance with the Fund’s Registration Statement on Form N-2 (File Nos. 333-137331; 811-21948) (the “Registration Statement”).

As counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus and statement of additional information (the “Prospectus”) included in its Registration Statement, substantially in the form in which it is to become effective. In addition, we have examined and are familiar with resolutions adopted by the Fund’s Board of Directors and Ad Hoc Rights Offering Committee relating to the issuance of the Rights and the sale and issuance of the Shares upon the exercise of the Rights (the “Resolutions”). We also have examined copies of such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. We do not express any opinion as to matters governed by any laws other than the federal laws of the United States of America and the General Corporate Law of the State of Delaware.

Based on such examination, we are of the opinion that the Shares, when sold, issued and paid for upon the exercise of the Rights pursuant to the Resolutions and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP